Exhibit 10.33

February 14, 2012

Mary L. Dotz
1733 Valpico Drive
San Jose, CA 95124

Dear Mary:
Alpha and Omega Semiconductor, Incorporated (the “Company” or “AOS”) is pleased to offer you a position as Chief Financial Officer at a salary of $280,000 per year, payable bi-weekly, effective on March 1, 2012 or the date of commencement of your employment (the “Commencement Date”). Your target cash incentive for Fiscal Year 2012 will be 60% of your annual base salary, adjusted based on actual months of service and subject to achievement on goals set by the Company.
We will recommend to the compensation committee of the board of directors of Alpha and Omega Semiconductor Limited (“AOS Limited”), the Company’s parent corporation, that you be granted options (the “Options”) to purchase 150,000 shares of Common Shares pursuant to its 2009 Share Option/Share Issuance Plan (the “Plan”). If approved, such grant will be made at the next regularly-scheduled meeting of the Compensation Committee following your employment commencement date. The Options will vest 20% after the first twelve months and in monthly increments of 1/60 of the Options over four years following the first twelve months.
In addition, it is anticipated that you will enter into a retention letter agreement with the Company (the “Retention Agreement”) with substantially the same terms and conditions as those set forth in the retention letter agreement entered into between the Company and the current Chief Financial Officer.
You will report directly to Dr. Mike Chang, Chairman and CEO, and you will answer on demand to the Audit Committee of the Board of Directors of the Company.
We will also offer you our standard benefit package that are offered to our full-time staff, including health, dental, vision, and life insurance benefits.
The Company asks that you complete the enclosed Directors and Officers Questionnaire immediately upon acceptance of this offer and the Employee Confidential Information and Inventions Assignment Agreement on or prior to the Commencement Date. In part, this Agreement requests that a departing employee refrain from using or disclosing the Company’s Confidential Information (as defined in this Agreement) in any manner that may be detrimental to or conflict with the business interests of the Company. This Agreement does not prevent a former employee from using his or her general knowledge and experience—no matter when or how gained—in any new field or position. If you have any questions about this Agreement, please let me know.

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We hope that you and the Company will find mutual satisfaction with your employment. All of us at Alpha and Omega Semiconductor are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, your employment with the Company shall remain at will. You have the right to terminate your employment at any time, with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify this at-will employment relationship.
This offer is contingent upon the successful completion of a background check which we will conduct upon your acceptance of this offer. For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or your employment relationship will be terminated. By signing below you warrant and represent that you have full power and authority to accept this offer and you can perform your job duties at the Company without breaching any agreement between you and any of your former employers or any other parties.
This letter agreement, the Employee Confidential Information and Inventions Assignment Agreement and the Retention Agreement together contain the entire agreement with respect to your employment and supersede any prior or contemporaneous representations or agreements. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees, as well as reporting relationships, job titles and responsibilities. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing and returning a copy of this letter and, as appropriate, a completed “Employee Confidential Information and Inventions Agreement” to AOS by 9AM, February 15, 2012.
Very truly yours,

Alpha and Omega Semiconductor Incorporated

/s/ Mike Chang 2/14/2012
Mike Chang, Chief Executive officer

/s/ Howard Bailey
Howard Bailey, Chairman of the Board Audit Committee

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ACCEPTED AND AGREED:

/s/ Mary Dotz Feb. 15, 2012
Mary Dotz

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